Exhibit 99

News Release For immediate release	[LOGO]

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	BROD GROUP
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP PROVIDES UPDATE ON CORPORATE DEVELOPMENTS, SECOND

QUARTER BUSINESS TRENDS AND SECOND HALF REVENUE OUTLOOK

~ Announces Reduction of Litigation Accrual ~

~ Revises Second Quarter Forecast to Reflect Current Business Trends ~

~ Expects Solid Second Half Revenue Growth ~

NEWTOWN, PA, JULY 10, 2003 – ICT GROUP, INC. (NASDAQ: ICTG) announced today that it will reduce its $12.8 million accrual related to an ongoing class action lawsuit against the Company by $5.0 million. As a result, anticipated second quarter earnings will be increased by approximately $0.23 per diluted share. The reduction of the accrual reflects the Company’s updated assessment of the class action lawsuit based on recent United States Supreme Court rulings that may limit the amount of liquidated and potential punitive damages.

The Company also commented today on second quarter business trends and revised its outlook for the period based on the following: a sharp decline in domestic outbound telemarketing sales due to the weak economy and recently enacted federal legislation; the time and cost to ramp-up several new and expanded customer care service contracts; and the effect of unfavorable currency exchange rates related to the weaker U.S. dollar in the Company’s international operations, particularly in Canada from where the Company’s operating costs for supporting U.S. clients have been impacted. The Company has recently implemented changes to its currency hedging and international pricing policies to mitigate future currency risk.

ICT GROUP now expects second quarter revenue of approximately $70.5 million compared to its earlier guidance of approximately $74 to $78 million. On a GAAP basis, which includes the $5.0 million reduction of the litigation accrual, the Company expects to report second quarter earnings in the range of $0.08 to $0.13 per diluted share. Excluding the favorable impact of $0.23 per diluted share from the reduction of the litigation accrual, the Company expects to incur a net loss for the second quarter from operations in the range of $0.10 to $0.15 per diluted share. This anticipated loss compares to the Company’s previous expectations of earnings of $0.12 to $0.18 per diluted share for the period exclusive of ongoing litigation amounts.

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ICT GROUP PROVIDES UPDATE ON CORPORATE DEVELOPMENTS, SECOND QUARTER BUSINESS

TRENDS AND SECOND HALF REVENUE OUTLOOK (CONT.)

Despite the second quarter shortfall, ICT GROUP now expects strong revenue growth in the third and fourth quarters of 2003, driven by the successful implementation of six new and expanded customer care service agreements it was awarded in the first half of the year. Based on the continued ramp-up of this business, the Company currently expects this year’s second half revenue to total $160—$170 million, up from $152 million in the second half of 2002 and up from approximately $147 million in the first half of 2003. The Company’s sales pipeline, up 50% in the first half of 2003 from the same period in 2002, remains strong and signing of additional business in the second half is expected to build further growth momentum for 2004.

John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP, commented, “Our outsourced customer care service solutions continue to benefit from very healthy demand driven in part by the compelling value proposition offered by our near-shore and offshore capabilities. While we realized limited revenue and earnings contribution from the new and expanded customer care contracts that began to ramp-up during the second quarter, we expect to see significant contribution from these agreements in the second half of the year as well as several other potential new customer care opportunities that are currently being pursued.”

Mr. Brennan continued, “We continue to shift our domestic outbound telemarketing business towards established revenue streams in customer care services and we’ve been able to develop new sales and service opportunities in our International business units. Also, as announced separately today, we launched ICT Global Interactive, a new package of CRM technology solutions that include highly scalable Interactive Voice Response (IVR) and speech recognition services. By combining these technologies with live operator support from our low-cost offshore centers, we believe we will be able to provide cost-effective solutions to the direct response marketplace. Additionally, our offshore operations are being organized to support other business process outsourcing services, including application processing, e-mail support and receivables management, to increase utilization and profitability at these centers.”

The Company will report final second quarter results on July 24, 2003 and expects to provide additional guidance for the second half of the year at that time.

Conference Call

The Company will hold a conference call today, July 10, 2003, at 9 a.m. Eastern Time. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through July 17, 2003.

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ICT GROUP PROVIDES UPDATE ON CORPORATE DEVELOPMENTS, SECOND QUARTER BUSINESS

TRENDS AND SECOND HALF REVENUE OUTLOOK (CONT.)

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of integrated customer relationship management (CRM) solutions. The Company helps clients identify, acquire, retain, service, measure and maximize the lifetime value of their customer relationships. The Company manages CRM service operations in the U.S., Europe, Canada, Australia, Mexico the Caribbean, and the Philippines from which it supports domestic and multinational corporations and institutions, primarily in the financial, insurance, telecommunications, healthcare, information technology, media and energy services industries. ICT GROUP also offers a full suite of hosted CRM solutions, for use by clients at their own in-house facility or on a co-sourced basis in conjunction with ICT GROUP’s fully compatible Web-enabled customer service operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Information Regarding Reduction of Litigation Accrual

This press release includes information concerning the determination by ICT GROUP to reduce the accrual for its ongoing class action litigation. ICT GROUP accounts for contingencies, such as this, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies.” Accounting for a loss contingency arising from a legal proceeding, such as this, requires management to use its best judgment when estimating the accrual. As additional information concerning the loss contingency becomes known, the amount of the related accrual could fluctuate. These fluctuations could create variability in ICT GROUP’s operating results and financial condition from period to period. Likewise, an actual loss arising from a loss contingency which significantly exceeds the amount accrued in ICT GROUP’s financial statements could have a material adverse impact on ICT GROUP’s operating results for the period in which such actual loss becomes known. Conversely, the reduction in ICT GROUP’s loss contingency for the ongoing class action litigation will increase earnings materially for the quarter ended June 30, 2003.

The determination by ICT GROUP to reduce the accrual for the second quarter of 2003 is based principally on a recent decision of the United States Supreme Court that the United States Constitution limited an award of punitive damages relative to the compensatory damages awarded in the same matter. Subsequent to its initial decision, in two other cases before it, the Supreme Court directed the trial courts in those cases to reconsider their previous rulings in light of this decision. In older cases, the Supreme Court found that liquidated damages imposed for violations of law are subject to limitations similar to those applicable to punitive damage awards. In view of these Supreme Court cases, ICT GROUP determined that the loss contingency previously recorded for the ongoing class action litigation exceeded the accrual currently required in accordance with SFAS No. 5. In applying the recent Supreme Court cases to management’s current estimate of the accrual required by SFAS No. 5, ICT GROUP has determined that the accrual required for the litigation contingency is lower than when the loss contingency previously was recorded. As a result, in the second quarter of 2003, ICT GROUP will reduce the accrual for this litigation. As noted above, as additional information concerning this loss contingency becomes known, ICT GROUP may be required to increase the amount of the accrual for this litigation. The amount ultimately paid by ICT GROUP to satisfy a judgment entered in this matter or to settle the litigation could be significantly more or less than the amount of the accrual at the time the judgment is entered or the litigation is settled.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue and earnings, expansion of international operations, the ability of hedging activities and international pricing policies to mitigate currency risks, expected revenue increases under new and existing agreements, anticipated demand for services and ability to effectively deploy new technologies. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is

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ICT GROUP PROVIDES UPDATE ON CORPORATE DEVELOPMENTS, SECOND QUARTER BUSINESS

TRENDS AND SECOND HALF REVENUE OUTLOOK (CONT.)

made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2002 and other documents, such as reports on Form 8-K and other reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to the following, many of which are outside ICT GROUP’s control: demand for ICT GROUP’s services, the cost to defend or settle litigation against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation against ICT GROUP, unanticipated labor difficulties, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, customer demand for a client’s product, the client’s budgets and plans, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates) and other conditions affecting the client’s industry, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, terrorist attacks, and the impact of war. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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